Exhibit 99.1

Statera Biopharma Announces Changes to Board of Directors

—Satish Chandran of Lays Sciences and Physis Pharma, Inc. to join Board of Directors as Steve Barbarick transitions to advisory role—

FORT COLLINS, Colo., Feb. 25, 2022 (GLOBE NEWSWIRE) -- Statera Biopharma, Inc. (NASDAQ: STAB) (the “Company” or “Statera Biopharma”), a leading biopharmaceutical company creating next-generation immune therapies that focus on immune restoration and homeostasis, today announced two changes to their Board of Directors. Satish Chandran, Ph.D., President and CEO of Lays Sciences, Inc. and CEO of Physis Pharma, Inc., will join the Board of Directors effective February 24, 2022. Steve Barbarick, resigned as a Director on February 21, 2022, and will continue in an advisory position.

“We are thrilled to welcome Dr. Chandran, a biotechnology veteran with more than 30 years of experience in drug, biologicals and medical device product development and commercialization, to our board at this exciting time as Statera Biopharma advances our pipeline toward several clinical milestones,” said Michael K. Handley, President and Chief Executive Officer, Statera Biopharma. “At this same time, we thank Steve Barbarick for his service. I am delighted we will continue to benefit from his expertise in his role as an advisor.”

Dr. Chandran, who has held several leadership positions at early and mid-stage biotech and pharmaceutical companies, is also a board member and CEO of Prodigy Biotech, Inc., in addition to his positions with Lays Sciences, Inc. and Physis Pharma, Inc. In addition to several other executive biopharma roles, Dr. Chandran was the Chief Technical Officer of Pfizer Biotherapeutics. Dr. Chandran was instrumental in the creation of RPK Pharma, Inc., a joint venture between Prodigy Biotech, Inc., Reagene Biosciences Pvt. Ltd. and Kyntox Pvt. Ltd. to develop OTC and medical device products based on IgY technology. Until April 2021, Dr. Chandran was the Chief Technology Officer, President and Chief Operating Officer of Marizyme (OTC: MRZM).

“I’m grateful for the exciting opportunity to help Statera Biopharma deliver on its mission to restore immune health to patients’ dysfunctional immune systems, repairing and revitalizing them to more effectively fight cancers, emerging viruses, and other diseases,” said Dr. Chandran. “Statera Biopharma is poised to reach several clinical milestones in 2022, which will benefit patients with conditions ranging from Crohn’s disease to SARS-CoV-2 viral infections.”

“It has been a pleasure to serve as a member of the Board of Directors during this transformative period for Statera Biopharma. While I will be stepping down as a member of the Board of Directors, I am proud of the Company’s accomplishments and look forward to serving in an advisory role as we successfully navigate new milestones,” said Mr. Barbarick.

About Statera Biopharma Statera Biopharma, Inc. (formerly Cytocom, Inc.) is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, neutropenia/anemia, emerging viruses and cancers based on a proprietary platform designed to rebalance the body’s immune system and restore homeostasis. Statera Biopharma has a large platform of toll-like receptor (TLR) agonists with TLR4 and TLR9 antagonists, and the TLR5 agonists, Entolimod and GP532. TLRs are a class of protein that plays a key role in the innate immune system. Statera Biopharma is developing therapies designed to directly elicit within patients a robust and durable response of antigen-specific killer T-cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases, and cancers. Statera Biopharma has clinical programs for Crohn’s disease (STAT-201), hematology (Entolimod), pancreatic cancer (STAT-401) and COVID-19 (STAT-205) in addition to potential expansion into fibromyalgia and multiple sclerosis. To learn more about Statera Biopharma, please visit  www.staterabiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical fact contained in this press release, including statements regarding the Company’s expected clinical development timeline for the Company’s product candidates, future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals, the impact of any laws or regulations applicable to the Company, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on the current expectations about future events held by management. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual future results may differ materially from those discussed here for various reasons. The Company discusses many of these risks under the heading “Risk Factors” in the proxy statement/prospectus filed with the SEC on June 10, 2021, as updated by the Company’s other filings with the SEC.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Contacts:

Statera Biopharma

Nichol Ochsner

Executive V.P. Investor Relations and Corporate Communications

(732) 754-2545

nichol.ochsner@staterabiopharma.com

FINN Partners

Glenn Silver (Media)

(973) 818-8198

glenn.silver@finnpartners.com

FINN Partners

David Carey (IR)

(212) 867-1768

David.carey@finnpartners.com